Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-165717) on Form S-8 of Envestnet, Inc. of our report dated March 18, 2011 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Envestnet, Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

March 18, 2011